UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

Myriad Genetics, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-26642

Delaware	87-0494517
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices, including zip code)

801-584-3600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 8, 2011, Myriad Genetics, Inc. (“Myriad”) announced that it made a $25 million strategic debt investment in Crescendo Bioscience, Inc. (“Crescendo”) of South San Francisco, CA and secured an exclusive, three-year option to acquire the company.

The option may be exercised in Myriad’s sole discretion if Crescendo attains a minimum revenue milestone during the three-year option term, in which case the purchase price will be based on a predetermined multiple of revenue based on the revenue growth rate of Crescendo at the time of option exercise. If Crescendo does not attain the minimum revenue milestone during the three-year option term, Myriad will have a one-time right to exercise the option at the end of the option term and acquire Crescendo for a fixed purchase price in lieu of the formula price. In either case, the purchase price will be all cash and will be subject to adjustment for Crescendo’s cash, debt and other items at closing. In order to facilitate the potential option exercise, Myriad, Crescendo, a wholly-owned subsidiary of Myriad and a representative of the securityholders of Crescendo have entered into a definitive merger agreement, dated September 8, 2011, that has been approved by the requisite vote of Crescendo’s stockholders. Under the terms of the merger agreement, if Myriad exercises the option it will trigger the closing and completion of the merger, subject to the satisfaction of customary closing conditions and the other terms and conditions of the agreement. Additional details of the merger agreement were not announced.

In connection with the option, Myriad also loaned Crescendo Bioscience $25 million for a period of six years at an interest rate of 6 percent, with interest payable annually and principal payable upon maturity, subject to the terms and conditions of a loan and security agreement entered into by the parties.

A copy of the press release announcing the strategic debt investment and the exclusive option to acquire Crescendo is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated September 8, 2011 announcing the strategic debt investment and the exclusive option to acquire Crescendo Bioscience, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: September 9, 2011	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer